Exhibit 24

POWER OF ATTORNEY

Each signing person below designates and appoints ROBERT C. WARREN, JR. and JOSEPH G. POINTER, and each of them, his or her true and lawful attorneys-in-fact and agents to sign a registration statement on Form S-8 to be filed by Cascade Corporation, an Oregon corporation, with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the purpose of registering 250,000 shares of Common Stock of Cascade Corporation, to be issued pursuant to the Cascade Corporation Stock Appreciation Rights and Restricted Stock Plan, together with any and all amendments (including post-effective amendments) to the registration statement. Each person signing below also grants full power and authority to these attorneys-in-fact and agents to take any action and execute any instruments that they deem necessary or desirable in connection with the preparation and filing of the registration statement, as fully as he or she could do in person, hereby ratifying and confirming all that such attorneys-in-fact may lawfully do or cause to be done.

IN WITNESS WHEREOF, this power of attorney has been executed by each of the undersigned as of the 6th day of July, 2012.

Signature	Title

/s/ Robert C. Warren, Jr.
Robert C. Warren, Jr.	President, Chief Executive Officer and Director

/s/ Joseph G. Pointer
Joseph G. Pointer	Chief Financial Officer

/s/ James S. Osterman
James S. Osterman	Director

/s/ Nicholas R. Lardy
Nicholas R. Lardy	Director

/s/ Duane C. McDougall
Duane C. McDougall	Director

/s/ Peter D. Nickerson
Peter D. Nickerson	Director

/s/ Henry W. Wessinger II
Henry W. Wessinger II	Director

/s/ Nancy Wilgenbusch, PhD.
Nancy Wilgenbusch, PhD.	Director